Exhibit 5.1

November 23, 2009

Smith International, Inc.

1310 Rankin Road

Houston, Texas 77073

Ladies and Gentlemen:

We have acted as special counsel to Smith International, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), and the offering of up to 32,200,000 shares of common stock, par value $1.00 per share, of the Company (the “Shares”), in accordance with the Underwriting Agreement related to the Shares, dated November 17, 2009, by and among the Company and J.P. Morgan Securities Inc., as representative of the several underwriters set forth in Schedule 1 thereto (the “Underwriting Agreement”).

In our capacity as special counsel to the Company and in connection with the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, agreements, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.  We have acted as special counsel to the Company solely with respect to a limited number of specified matters, including the offering of the Shares.  We are not the Company’s regular counsel.

In rendering this opinion, we have assumed, without independent verification and with your consent, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies and the authenticity of the originals of such copies.  We have relied, to the extent we deem appropriate, on guidance of the Securities and Exchange Commission (including the Staff thereof).  As to all questions of fact material to this opinion that have not been independently established, we have relied, without independent verification, upon certificates of officers of the Company and certificates and communications from public officials.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations, qualifications and comments stated herein, we are of the opinion that the Shares are duly authorized and, when issued following the effectiveness of the Registration Statement in accordance with the terms and conditions of the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

This opinion is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are members of the Bar of the State of New York, and we have not considered, and do not express any opinion herein as to any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to us under the heading titled “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz